Exhibit 10.5
[Operations Management- Domestic]
[SunCom Letterhead]
September 16, 2007
[Name]
[Address]
[Address]
Dear                                         :
     As you know, SunCom Wireless Holdings, Inc. (the “Company”) is currently considering strategic alternatives including sale of the business. If the Company sells the business, you will play a role which could impact the success of a sale transaction. For this purpose, this letter agreement (the “Agreement”) sets forth the terms of a sale bonus that the Company will provide to you if you remain actively employed with the Company or its Affiliates through the consummation of the Sale Transaction, as follows:
1. Sale Bonus. If: (a) the Company executes an agreement to engage in a Sale Transaction (as hereinafter defined) by December 31, 2007, (b) such Sale Transaction has been consummated by December 31, 2008, (c) you remain actively employed (not on a leave of absence, other than an FMLA leave of absence) with the Company or its Affiliates through the consummation of the Sale Transaction, (d) you are in compliance with this Agreement and any other agreement between you and the Company, (e) you agree to treat the existence of the Agreement as well as all of its terms as “Confidential” as defined further in the Agreement, (f) you comply with and use your best efforts to take such actions as may be necessary to comply with the terms of any agreements relating to the Sale Transaction as may be communicated to you from time to time and consistent with the scope of your duties with the Company and (g) you sign a general release of claims against the Company and its Affiliates, in a form reasonably consistent with the form attached hereto as Exhibit A, you will be eligible to receive a sale bonus in connection with the Sale Transaction in the following amounts (the “Sale Bonus”) based on the Sale Proceeds (as hereinafter defined). If the Sale Proceeds equal or exceed $2,000,000,000, then the Sale Bonus amount will equal $100,000. If the Sale Proceeds are $1,800,000,000, then the Sales Bonus amount will be $50,000 and if the Sale Proceeds are at least 1,900,000,000, then the Sales Bonus will be $75,000. In the event that the Sale Proceeds actually received fall between the amounts reflected above, the Sale Bonus shall be calculated by interpolating on a straight line basis to the next highest Sale Bonus amount, but in no event shall the Sale Bonus be in excess of $100,000. The Sale Bonus shall be reduced by applicable federal, state and local tax withholding required by law. If your employment is terminated by the Company without Cause (as hereinafter defined) prior to the consummation of the Sale Transaction, you will be paid the Sale Bonus as provided in the following paragraph. If your employment is terminated by the Company for Cause prior to the consummation of the Sale Transaction, you will be ineligible to receive any portion of the Sale Bonus.
          The benefit described in this Section 1 shall be payable in a single lump sum as soon as practicable, but not more than ten (10) business days following the consummation of the Sale Transaction (or receipt of Sale Proceeds which are not Contingent Sale Proceeds (as hereinafter defined) sufficient to trigger the Company’s obligation to pay a Sale Bonus); provided that any Sale Bonus amount you are entitled to receive shall not be payable to you until such time as the Company’s stockholders have received payment with respect to their equity interests pursuant to the terms of the agreement to engage in the Sale Transaction . In the event that:
     (x) any portion of the Sale Proceeds is required by the terms of the Sale Transaction to be placed into escrow, retained or held back by the buyer, or the payment thereof is otherwise subject to contingencies based upon the occurrence of future events (“Contingent Sale Proceeds”), the Company will not pay you the portion of the Sale Bonus attributable to the Contingent Sale Proceeds until such time as, and only to the extent that, the Contingent Sale Proceeds are released from escrow, no longer are retained or held back by the buyer, or otherwise no longer are subject to payment contingencies, as the case may be (“Released Sale Proceeds”); and
     (y) the aggregate amount of Sale Proceeds in a Sale Transaction that do not constitute Contingent Sale Proceeds is insufficient to trigger the Company’s obligation to pay a Sale Bonus (e.g. such non-contingent Sale Proceeds do not exceed $1,800,000,000), then the Sale Bonus shall not be paid unless and until the Sale Proceeds which are not Contingent Sale Proceeds are sufficient to trigger the Company’s obligation to pay a Sale Bonus (e.g., because sufficient Contingent Sale Proceeds have been released from escrow, no longer are retained or held back by the buyer, or no longer are subject to payment contingencies).
2. Definitions.
     (A) Cause. For purposes of this Agreement, “Cause” shall mean: a termination of employment on account of inadequate performance, misfeasance, malfeasance, significant violations of Company policy, criminal conduct, misconduct, dishonesty, mismanagement, incompetence, deliberate and premeditated acts against the interests of the Company, or destruction of Company property, as determined by the Company, as applicable, and any other reason determined by the Company, in good faith, to be unacceptable behavior.
     (B) Sale Transaction. For purposes of this Agreement, “Sale Transaction” shall mean the transaction or series of transactions currently contemplated by the Board of Directors of the Company (the “Board”) as of the date of the execution of this Agreement whereby directly or indirectly (I) an acquisition, merger, consolidation, or other business combination pursuant to which the business or assets of the Company are, directly or indirectly, combined with a third party not controlled (by ownership of a majority of the voting securities of such buyer or buyers) by the Company’s current stockholders; (II) the acquisition, directly or indirectly, by a buyer or buyers (which term shall include a “group” of persons as defined in Section 13(d) of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”)), of equity interests or options, or any combination thereof constituting a majority of the then outstanding stock of the Company or possessing a majority of the then outstanding voting power of the Company (except as may occur with current stockholders or debtholders as a result of a restructuring), other than a buyer or buyers controlled by the current Company stockholders by ownership of a majority of the voting securities of such buyer or buyers; (III) any other purchase or acquisition, directly or indirectly, by a buyer or buyers other than a buyer or buyers controlled by the current Company stockholders by ownership of a majority of the voting securities of such buyer or buyers; or (IV) the formation of a joint venture or partnership with the Company or direct investment in the Company for the purpose of effecting a transfer of a significant interest in the Company to a third party.
     (C) Sale Proceeds. For purposes of this Agreement, “Sale Proceeds” shall mean: (I) the total amount of cash and fair market value (on the date of payment) of all property paid or payable (including amounts paid in escrow) in connection with the Sale Transaction (or any related transaction), including amounts paid or payable in respect of convertible securities, preferred equity securities, warrants, stock appreciation rights, options or similar rights, whether or not vested, plus (II) in the event of a sale of the capital stock of the Company and/or its Affiliates, the principal amount of all indebtedness for borrowed money or other liabilities of the Company and/or its Affiliates outstanding as of the closing date of the Sale Transaction, or, in the case of a sale of assets, all indebtedness for borrowed money or other liabilities assumed by the buyer. Sale Proceeds shall also include the aggregate amount of all dividends or other distributions declared by the Company and/or its Affiliates after the date hereof other than normal quarterly cash dividends, and, in the case of a sale of assets, the net fair market value of any current assets not sold by the Company and/or its Affiliates, less the book value of the current liabilities not assumed by the applicable buyer. For purposes of calculating Sale Proceeds, the value of securities, whether debt or equity, that are freely tradeable in an established public market will be determined on the basis of the average closing price in such market for the 10 trading days prior to the closing of the Sale Transaction (the “Valuation Date”); and the value of securities that have no established public market or other property will be the fair market value of such securities or other property on the Valuation Date. If Sale Proceeds include any restricted stock (i.e. stock in a public company not freely tradeable), the value of the restricted stock shall be calculated by the Board in good faith.
     (D) The term “Affiliate”, as applied to a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     (E) The term “Confidential” means that you agree to preserve the confidentiality of this Agreement and all terms included herein. A breach or threatened breach of that obligation shall be treated as a material breach which shall give rise to the Company’s right to pursue remedies under this Agreement, including, without limitation, repayment of the Sale Bonus. You agree not to disclose or discuss, other than with your spouse, legal counsel and financial or tax advisors, or as otherwise may be required by law, any details of the Agreement, including without limitation, the amount of the Sale Bonus and related terms. You agree that you will make a good faith effort to ensure that your spouse, legal counsel and financial or tax advisors will not disclose or discuss any details of the Agreement with any other person.
3. Business Efforts. The parties acknowledge and agree that the payment of the Sale Bonus pursuant to Section 1 of this Agreement is intended as compensation for services rendered to the Company and/or its Affiliates in connection with the consummation of a Sale Transaction. As a condition to the payment of the Sale Bonus, you shall be required to devote substantially all of your business efforts, which shall be a minimum of 40 hours per week (and such additional hours as may be necessary to fulfill your responsibilities) to the management and operations of the Company and its Affiliates pending the consummation of a Sale Transaction. In performance of your duties, you will carry out and follow the directions of your supervisor as well as such additional directions as may be given by the Board (including the Operating Committee of the Board) and in conformance with all laws and Company rules and policies. You will perform such duties (i) at the Company’s offices at 1100 Cassatt Road, Berwyn, Pennsylvania, or (ii) at any other business location of the Company or any of its Affiliates as necessary to carry out the operations of the business, or (iii) at any other location as the proper performance of your duties may require with the direction of the Board or the Operating Committee; provided that the frequency and duration of any such travel or work at a location other than the Company’s offices in Berwyn, Pennsylvania at the direction of the Board or the Operating Committee will be reasonable and take into consideration your family and other personal obligations.
4. Expenses. From and after the date of execution of any agreement to engage in a Sale Transaction, the Company shall pay or reimburse you for all reasonable expenses incurred or paid by you in performance of your duties solely for the Company and its Affiliates that are consistent with the policies of the Company and the business expense policies of the purchaser under such agreement (to the extent that such purchaser requests your compliance with such policies and discloses such policies to you).
5. New Employment/Solicitation. You represent that as of the date of this Agreement, you have not entered into any agreement (oral or written) to engage in any employment, consulting or similar agreement or arrangement pursuant to which you will provide services for any remuneration for any period during which you are employed by the Company or for any period thereafter. You further represent that you have not solicited any current or former employee of the Company or its Affiliates for employment or consulting on behalf of any other person or entity (other than the Company or its Affiliates). In the event that during the term of your employment, you receive any proposal to provide any person or entity (other than the Company or its Affiliates) employment, consulting or similar services by you or any other employee of the Company or its Affiliates for any such period from any third party, you shall not, without the prior consent of the Board: (i) enter into any such agreement or arrangement; (ii) otherwise engage in any discussions, negotiations or other communications with such third party or its representatives; (iii) solicit any current or former employee of the Company or its Affiliates for employment or consulting on behalf of any person or entity (other than the Company or its Affiliates); or (iv) induce or attempt to induce, influence or attempt to influence any person employed by the Company or its Affiliates to terminate his or her employment with such entity (other than in the normal course of carrying out his duties to the Company); provided that you, without seeking or obtaining the prior consent of the Board, shall be permitted to respond to unsolicited proposals for employment or the provision of consulting or similar services by informing the person(s) making such proposal either (i) that you are not interested in the proposal or (ii) that you are not permitted to engage in discussions or negotiations with respect to such proposal until after the consummation of the Sale Transaction.
6. Remedies. In the event you breach any obligations under the terms of this Agreement, in addition to any other available remedies under any other plan, arrangement or agreement with the Company or any of its Affiliates, you will be ineligible to receive any portion of the Sale Bonus as set forth in Section 1 of this Agreement; provided that you shall not be deemed ineligible for the Sale Bonus based upon any such breach unless the Company and/or the Board has given you written notice of such breach, granted you a period during which to cure such breach of not less than five (5) business days, and you have failed to cure such breach during such period.
7. Miscellaneous. This letter sets out the entire agreement between you and the Company regarding the subject matter of this letter and it supersedes any prior written or oral agreements pertaining to the subject matter of this letter. If the Company has not executed an agreement to engage in a Sale Transaction by December 31, 2007 or if the Sale Transaction is not consummated by December 31, 2008, this Agreement automatically will terminate and you will not be eligible for any Sale Bonus.
     To accept the terms of this letter, please sign in the space indicated at the end of this letter and return the original copy to the office of Laura Porter, Senior Vice President of Human Resources by October 1, 2007. If you have not returned a signed copy of this letter to her by that date, this offer will be automatically withdrawn and you will not be eligible to earn the Sale Bonus.
     We thank you for your past and continuing contributions to the Company. If you have any questions about this Agreement, please contact Laura Porter, Senior Vice President of Human Resources at (610) 722-4470.
(Signatures Contained on Next Page)

(Signature Page for (Employee’s Name) Letter Agreement- September _, 2007)
     Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the same terms that existed prior to extending this offer to you.

SunCom Wireless Holdings, Inc.

By:

Edward Evans
Chairman, Compensation Committee of
Board of Directors

SunCom Wireless Management Company, Inc.

By:

Michael E. Kalogris
Chairman and Chief Executive Officer

Employee

(Insert employee name)
(Insert title)

EXHIBIT A
Form of Release
RECEIPT AND RELEASE AGREEMENT
     I, the undersigned, hereby acknowledge receipt of ___ ($___), minus applicable withholding and deductions, as payment of the first installment of the Sale Bonus (hereafter, the “First Payment”) under the terms of the letter agreement dated September ___, 2007 (hereafter, the “Letter Agreement”). I acknowledge and agree that in the event I am eligible to receive any additional Sale Bonus payments under terms of the Letter Agreement, the Company may require me to sign an additional receipt and release agreement to receive such payments. I acknowledge and agree that in consideration of the First Payment, I hereby irrevocably and unconditionally release SunCom Wireless Management Company, Inc. (the “Company”) and its parent companies, subsidiaries and affiliates, together with all of its and their respective employees, directors, shareholders, officers, members, managers, agents, representatives, predecessors, successors, assigns, and the like and all persons acting by, through or in concert with any of them (collectively, the “Releasees”) from any and all charges, liabilities, damages or causes of action (including attorneys’ fees and costs actually incurred) whatsoever that in any way relate to or arise out of my employment with the Company.
     I represent that in signing this Agreement I do not rely, and have not relied, on any representation or statement not set forth in this Agreement made by any representatives of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise, other than the Letter Agreement which shall remain in full force and effect. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the choice of law rules thereof.
IN WITNESS WHEREOF, the undersigned has executed this Agreement this ___ day of                     , 200_.
Signature:
Name (print):